EXHIBIT 99.1

LARSCOM AND VINA TECHNOLOGIES ANNOUNCE MERGER COMPLETION

Larscom Effects a 1-For-7 Reverse Stock Split

     MILPITAS, Calif., June 6, 2003 — Larscom Incorporated (NASDAQ: LARS), announced today the completion of the merger between Larscom and VINA Technologies (NASDAQ: VINA) following stockholder votes at both company meetings. The merger closed on June 5, 2003. The combined company offers one of the industry’s broadest portfolios of Wide Area Network (WAN) access systems for international and domestic carriers serving the small, medium, large and government enterprise markets by providing reliable products that lower the cost to deliver today’s voice and data services.

     “This merger creates a worldwide leader for providing innovative WAN access systems for the delivery of high-speed data, and integrated voice and data services,” said Daniel L. Scharre, president and CEO of Larscom. “This greatly extends our product portfolio and distribution channels, providing higher value for customers, stockholders, and the marketplace. In addition, we expect to be able to leverage economies-of-scale to reach profitability within the next 12 months.”

     Scharre added, “We recently introduced a new product line, the Orion 7400 family, which will enable carriers to economically deploy Ethernet services everywhere to businesses of all sizes. Going forward, product innovation will continue to be a primary focus area for the company.”

     The merged company will retain the “Larscom” name and its NASDAQ symbol and will relocate from Milpitas, CA to VINA Technologies’ headquarters in Newark, CA at some time in the future. The combined company has integrated management members from both VINA and Larscom as follows:

•	Daniel L. Scharre, President and CEO

•	Donald W. Morgan, CFO

•	Gurdip Jande, Vice President of Marketing

•	C. Reid Thomas, Vice President of Sales

•	Adam Opoczynski, Vice President of Engineering

•	Darrell Furlong, Chief Technical Officer

•	Michael Will, Vice President of Worldwide Customer Service and Operations.

     The following members of VINA’s board of directors have joined the board of directors of the combined company:

•	Jeffrey M. Drazan, General Partner of Sierra Ventures,

•	John F. Malone, President and CEO of The Eastern Management Group,

•	Philip J. Quigley, retired Chairman, President and CEO of Pacific Telesis Group, and

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•	W. Michael West, former Chairman and CEO of VINA.

     VINA stockholders will receive 0.2659 shares (or .03799 shares after giving effect to the reverse stock split described below) of Larscom Common Stock (as reclassified as described below) for each share of VINA Common Stock outstanding. In addition, Larscom assumed all outstanding options and warrants to purchase VINA Common Stock. Based on the number of shares of VINA Common Stock outstanding and subject to outstanding options and warrants as of the close of the merger, Larscom will issue (or reserve for issuance on the exercise of VINA options and warrants) an aggregate of approximately 19,730,000 shares (or 2,820,000 shares after giving effect to the reverse stock split described below) of Larscom Common Stock. VINA Common Stock ceased trading on the Nasdaq SmallCap Market at the close of market on June 5, 2003. The merger is intended to qualify as a tax-free reorganization and will be accounted for as a purchase.

Common Stock Reclassification and Reverse Stock Split

     In connection with the merger, effective as of 11:00 p.m. EDT on Thursday, June 5, 2003, all outstanding shares of Larscom Class A Common Stock and Class B Common Stock were automatically reclassified and converted into shares of Larscom Common Stock. The rights, powers and limitations of the newly reclassified Larscom Common Stock did not change, except that the newly reclassified Larscom Common Stock has one vote per share and previously, each share of Larscom Class B Common Stock was entitled to four votes per share.

     In addition, following stockholder approval, the Larscom board of directors approved a 1-for-7 reverse stock split of its Class A Common Stock and Class B Common Stock. The reverse stock split was effective concurrently with the reclassification as of 11:00 p.m. EDT on Thursday, June 5, 2003, and therefore each seven outstanding shares of Larscom Class A Common Stock and Class B Common Stock were automatically reclassified and converted into one share of the reclassified Larscom Common Stock. Larscom’s Common Stock will begin trading on a post-split basis at the opening of trading on the Nasdaq SmallCap Market on June 6, 2003. From June 6, 2003 to July 3, 2003, Larscom’s Common Stock will trade under the symbol “LARSD”.

About Larscom

Larscom (NASDAQ: LARS) was founded more than three decades ago on a single vision: to enable high-speed access by providing the most cost-effective, highly reliable (carrier-class), and easiest-to-use network access equipment in the industry. In June 2003, Larscom merged with VINA Technologies to create a worldwide leader in enterprise WAN access for the delivery of high-speed data, and integrated voice and data services with the deployment of more than 350,000 systems worldwide. Larscom’s customers include major carriers, Internet service providers, Fortune 500 companies, small and medium enterprises, and government agencies worldwide. Larscom’s headquarters are in the Silicon Valley, California. Additional information can be found at www.larscom.com.

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Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the combination of the two companies, future product offerings, expected synergies, and timing of closing, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the ability to successfully integrate the two companies and achieve expected synergies following the merger, the ability of the combined company to develop and market successfully and in a timely manner new products, the impact of competitive products and pricing and of alternative technological advances, and other risks detailed from time to time in the SEC reports of Larscom, including its annual report on Form 10-K for the year ended December 31, 2002, quarterly report on Form 10-Q for the quarter ended March 31, 2003 and Registration Statement on Form S-4. These forward-looking statements speak only as of the date hereof. VINA and Larscom disclaim any intention or obligation to update or revise any forward-looking statements.

© 2003. Larscom is a trademark of Larscom Incorporated. VINA is a trademark of VINA Technologies.

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